WINTHROP REALTY TRUST

BY-LAWS

As Amended and Restated on
November 3, 2009

i

ARTICLE I MEETINGS OF BENEFICIARIES.
Section 1.  Annual Meeting.

The annual meeting of the Beneficiaries of the Trust for the transacting of such business as shall be specified in the notice of the meeting shall be held as provided in the Declaration of Trust.

Section 2.  Special Meetings.

Special meetings may be called at any time as provided in the Declaration of Trust.

Section 3.  Place of Meeting.

All meetings of the Beneficiaries shall be held at the office of the Trust, or at such other place within or without the State of Ohio as may be designated, in the case of an annual meeting, by the Trustees, or, in the case of a special meeting, by the Trustees calling such meeting or by the person or persons requesting such meeting pursuant to the Declaration of Trust.

Section 4.  Notice of Meetings.

Written notice of each annual or special meeting of the Beneficiaries, stating the time, place and purpose thereof shall be given in accordance with the Declaration of Trust.

Section 5.  Procedure at Meetings.

At each meeting of the Beneficiaries, the Trustees shall appoint one of their number or one of the Beneficiaries to preside thereat.  The Trustees shall appoint a Secretary for each such meeting, who shall be duly sworn to the faithful discharge of his duties and to keep the minutes of such meeting, which minutes shall be signed and attested by him and filed with the records of the Trust.

Section 6.  Quorum.

A majority of the outstanding shares of the Trust present in person or by proxy entitled to vote at such meeting shall constitute a quorum for any annual or special meeting of Beneficiaries.

Section 7.   Nominations and Beneficiary Business.

(a)           Annual and Special Meetings.

(1)           Nominations of persons for election to the Board and the proposal of business to be considered by the Beneficiaries may be made at an Annual or Special Meeting of the Beneficiaries (a “Meeting”), as follows:  (A) pursuant to the Trust’s notice of Meeting delivered pursuant to Section 4 of these Bylaws, (B) by or at the direction of the Board, or (C) by any Beneficiary of the Trust who is a Beneficiary of record at the time of giving of notice provided for in this Section 7, who is entitled to vote at the Meeting and who complies with the notice procedures and other requirements set forth in this Section 7.

(2)           For nominations or other business to be properly brought before an Annual Meeting by a Beneficiary pursuant to clause (C) of subparagraph (a)(1) of this Section 7, the Beneficiary must have given timely notice thereof in writing to the Secretary of the Trust. A Beneficiary’s notice shall be timely if delivered to, or mailed and received at, the Secretary at the principal executive offices of the Trust (i) for an Annual Meeting, not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Beneficiaries, or Special Meeting held in lieu thereof; provided, however, that in the event that the date of the Annual Meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the Beneficiary to be timely must be so delivered not less than 120 days prior to the Annual Meeting; and (ii) for a Special Meeting, not less than 120 days prior to the date requested for such Meeting.  Nothing contained in this subparagraph (a) (2) shall be deemed to supersede the provisions of Section 7.2 of the Declaration of Trust relating to business that may be transacted at a Special Meeting.

(3)           In no event will the public announcement of an adjourned or postponed Meeting commence a new time period (or extend any time period) for the giving of a Beneficiary’s notice as described above. Such Beneficiary’s notice shall set forth (A) as to each person whom the Beneficiary proposes to nominate for election or re-election as a Trustee (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including, without limitation, the information required as to nominees by Item 401 of Regulation S-K, as may be amended from time to time, (ii) a certification of the proponent that such nominee meets the eligibility qualifications for Trustees as may be set forth in these Bylaws or in the Declaration of Trust, (iii) the written consent of such nominee to being named in the proxy statement as a nominee and to serving as a Trustee if elected), (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Beneficiary and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Beneficiary making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of Item 404 and the nominee were a trustee or executive officer of such registrant, (v) a completed and signed questionnaire, representation, and agreement required by Section 7(c), and (vi) such other information as may reasonably be required by the Trust to determine the eligibility of the proposed nominee to serve as an independent trustee of the Trust or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of the nominee; (B) as to any other business that the Beneficiary proposes to bring before the Meeting, a brief description of the business desired to brought before the Meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Declaration of Trust of the Trust, the language of the proposed amendment), the reasons for conducting such business at the Meeting, any material interest in such business of such Beneficiary and the beneficial owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements and understandings, direct and indirect, between the Beneficiary and/or the beneficial owner, if any, on whose behalf the proposal is made, and any other person or persons (including their names) in connection with the proposal of such business by the Beneficiary, and (C) as to the Beneficiary giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Beneficiary, as they appear on the Trust’s books, and of such beneficial owner, (ii) the class and number of shares of the Trust which are owned beneficially and of record by such Beneficiary and such beneficial owner, (iii) a representation that the Beneficiary is a holder of record of stock of the Trust entitled to vote at such Meeting and intends to appear in person or by proxy at the Meeting to propose such business or nomination, and (iv) a representation whether the Beneficiary or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from Beneficiaries in support of such proposal or nomination. The Trust may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Trustee of the Trust.  The foregoing notice requirements shall be deemed satisfied by a Beneficiary if the Beneficiary has notified the Trust of his or her intention to present a proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Beneficiary’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such Annual Meeting.

(b)           General.

(1)           Only such persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible to serve as Trustees and only such business shall be conducted at a Meeting of Beneficiaries as shall have been brought before the Meeting in accordance with the procedures set forth in this Section 7. Except as otherwise provided by law, the Chairman of the Meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the Meeting was made in accordance with the procedures set forth in this Section 7 and, if any proposed nomination or business is not in compliance with this Section 7, to declare that such defective proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section 7, if the Beneficiary (or a person specifically designated in writing by the Beneficiary as the representative of the Beneficiary, to the satisfaction of the Trust) does not appear in person at the Annual or Special Meeting of Beneficiaries of the Trust to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Trust.

(2)           For purposes of this Section 7, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)           Nothing contained in this Section 7 shall be deemed to supersede the provisions of Article VII of the Declaration of Trust relating to Meetings of Beneficiaries.

(4)           Notwithstanding the foregoing provisions of this Section 7, a Beneficiary shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.  Nothing in this Section 7 shall be deemed to affect any rights of Beneficiaries to request inclusion of proposals in the Trust’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(c)           Submission of Questionnaire, Representation and Agreement

(1)           To be eligible to be a nominee for election or reelection as a trustee of the Trust by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under this Section 7) to the Secretary at the principal executive offices of the Trust a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation and agreement to be in the form provided by the Secretary upon written request) that such person:

a.	is not and will not become a party to:

i.
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a trustee of the Trust, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Trust, or

ii.	any Voting Commitment that could limit or interfere with the person's ability to comply, if elected as a trustee of the Trust, with the person's fiduciary duties under applicable law,

b.
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Trust with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a trustee that has not been disclosed therein, and

c.
in the person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a trustee of the Trust, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Trust.

ARTICLE II TRUSTEES.
Section 1.  Regular Meetings.

Regular meetings of the Trustees may be held at such times and places within or without the State of Ohio as may be provided for in resolution adopted by the Trustees.

Section 2.  Special Meetings.

Special meetings of the Trustees may be held at any time or place within or without the State of Ohio upon call of the Chairman of the Board or any two of the Trustees at the time and place designated in the notice of meeting.

Section 3.  Notice of and Participation in Meetings.

Notice of each meeting, regular or special, shall be given by mailing, electronic mail or by sending to each Trustee (addressed to the address last furnished to the Trust by the Trustee) a letter at least two (2) days before the meeting, or a facsimile transmittal or electronic mail at least 24 hours before the meeting.  Notice of any special or regular meeting, as provided in the Declaration of Trust, may be waived in writing or by facsimile transmittal by any Trustee either before or after such meeting, and such notice shall be deemed to have been waived by the Trustees attending such meeting.  Except as provided in Article VI hereof, unless otherwise indicated in the notice thereof, any business may be transacted at any regular or special meeting.  Meetings of the Trustees may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this sentence shall constitute presence at such meeting.

Section 4.  Quorum.

At any meeting a majority of the Trustees then in office shall constitute a quorum.

Section 5.  Compensation of Trustees.

The Trustees are authorized to fix a reasonable retainer for members of the Board of Trustees, committees of the Board of Trustees and the Chairman and a reasonable fee for attendance at meetings.  In addition to such compensation there shall be reimbursement for expenses for traveling to and from such meetings.

Section 6.  Committees of the Board of Trustees.

The Trustee may elect from their members committees of the Board and give them any or all powers of the Trustees during intervals between the meetings of the Trustees, except that such committees shall not be empowered to declare dividends.  All actions of such committees shall be reported to the Trustees at their next meeting.

Section 7.  Qualifications of Nominees - Age.

No nominee for Trustee shall be more than 80 years of age at the time of his election as Trustee, nor shall any Trustee nominated for a subsequent term be more than 80 years of age at the time of his election for such subsequent term, provided that any Trustee elected prior to attaining age 80 may continue to serve the remainder of his term despite attaining the age of 80 before the expiration of his term; provided, further, the provisions of this Section 7 may be waived by a vote of a majority of the Trustees excluding any Trustee who without the granting of such waiver would not be permitted to be nominated for Trustee pursuant to this Section 7.

Section 8.  Acquisitions and Dispositions.

In addition to any other approvals required by the Conflicts Committee of the Board of Trustees, if any, all investments made by the Trust in excess of $5,000,000 (other than investments in government insured securities and publicly traded securities) and all dispositions made by the Trust in excess of $5,000,000 (other than dispositions of government insured securities and publicly traded securities) shall require the prior approval of a majority of the Trustees.

ARTICLE III OFFICERS
Section 1.  Designation of Officers.

The Trustees shall elect a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer, and such Vice Presidents and other officers, or assistant officers, as they shall deem advisable.  Each officer and assistant officer shall have such functions and duties as the Trustees shall from time to time designate, and, in the absence of such designation, such duties as are usually associated with such office.  Except as otherwise determined by the Trustees, any two or more offices may be held by the same person.

Section 2.  Tenure of Office.

The officers of the Trust shall hold office at the pleasure of the Trustees, and until successors are chosen and qualified.  A vacancy in any office, however created, may be filled by election by the Trustees.

Section 3.  Delegation of Duties.

The Trustees may delegate the duties of any officer to any other officer and generally may control the action of the officers and require the performance of duties in addition to those mentioned herein.

Section 4.  Compensation.

The Trustees are authorized to determine or to provide the method of determining the compensation of officers.

Section 5.  Signing Checks and Other Instruments.

The Trustees shall determine or provide the method of determining how checks, notes, bills of exchange and similar instruments issued by or on behalf of the Trust shall be signed, countersigned, or endorsed.

Section 6.  Control By Trustees.

Nothing contained herein shall be interpreted to relieve the Trustees, in any manner, of their duty to control and manage the Trust property.

ARTICLE IV SHARES IN TRUST
Section 1.  Issue of Certificate of Beneficial Ownership.

The Chief Executive Officer or President shall cause to be issued to each Beneficiary one or more certificates, under the seal of the Trust, signed as provided in Article III, Section 5 hereof, certifying the number of shares owned by such Beneficiary in the Trust.  Such certificates shall be countersigned by the Transfer Agent and registered by the Registrar and shall be transferable on the books of the Trust as provided in the Declaration of Trust.

ARTICLE V AMENDMENTS.
Section 1.  Amendment of By-Laws.

The Trustees, by the affirmative vote of a majority, may at any meeting, provided the substance of the proposed amendment shall have been stated in a notice of the meeting, alter, change, or amend in any respect, or supersede by new by-laws, in whole or in part, any of these by-laws.

ARTICLE VI MISCELLANEOUS PROVISIONS.
Section 1.  Fiscal Year.

The fiscal year of the Trust shall be as determined from time to time by the Trustees.

Section 2.  Notice and Waiver of Notice.

Whenever any notice is required by these by-laws to be given, personal notice is not required unless expressly so stated; and any notice so required shall be deemed to be sufficient if given (i) by letter, by depositing the same in a post-office box in a sealed post-paid wrapper, addressed to the person entitled thereto (at his last known post-office address as shown by the register of the Trust) and such notice shall be deemed to have been given on the day of such mailing; (ii) by facsimile transmittal if transmitted via facsimile with evidence of receipt by the sender, and such notice shall be deemed to have been given on the day of such facsimile transmittal.

Section 3.  Checks for Money.

All checks, drafts or orders for the payment of money shall be signed by the Treasurer or Assistant Treasurer or by such other officer, officers, Trustee or Trustees as the Trustees may from time to time designate.

Section 4.  Form of Certificate of Beneficial Interest.

The form of certificate of beneficial interest representing shares of $1 par value shall be substantially as follows:

No._______________________________  Shares

WINTHROP REALTY TRUST

THIS CERTIFIES THAT_________________________ is the registered holder of ______________ Fully Paid and Non-assessable Share of Beneficial Interest, $1 Par Value, in

WINTHROP REALTY TRUST

A Trust established in business trust from under the laws of the State of Ohio under a Declaration of Trust dated as of August 1, 1961, as amended from time to time, a copy of which is on file with the Transfer Agent of the Trust by all the terms and provisions of which the holder or transferee hereof by accepting this certificate agrees to be bound.  The Trust is not a bank or trust company and does not and will not solicit, receive or accept deposits as a business.  The shares represented hereby are transferable on the records of the Trust only by the registered holder hereof or by his agent duly authorized in writing on delivery to a Transfer Agent of the Trust of this certificate properly endorsed or accompanied by duly executed instrument of transfer together with such evidence of the genuineness thereof and such other matters as may reasonably be required.  The transferability of the shares represented hereby is subject to such regulation as may from time to time be adopted by the Trustees of the Trust and set forth in the By-Laws to which reference is hereby made to prevent transfers of shares which would result in disqualification of the Trust for taxation as a real estate investment trust under the Internal Revenue Code an amended.

This certificate is not valid unless countersigned by a Transfer Agent and registered by a Registrar of the Trust.

IN WITNESS WHEREOF, the Trustees of this Trust have caused this certificate to be signed by facsimile signatures.

[ON REVERSE SIDE]

The By-Laws of the Trust provide, among other things, that no person may acquire Trust securities (including these securities) if, thereafter, he would beneficially own more than 9.8% of the Trust’s shares of beneficial interest.  In applying this restriction, convertible securities of the Trust beneficially owned by such person (including convertible securities) are to be treated as if already converted into shares of beneficial interest.  A copy of the By-Laws and information about the limitation on ownership may be obtained from the Secretary of the Trust.

Section 5.  Regulations on Transfer of Shares to Prevent Disqualification of the Trust Under the Internal Revenue Code

Notification of the Trust Under the Internal Revenue Code.

The Chief Executive Officer of the Trust or an officer designated by him shall:

(a) From time to time cause to be prepared a list of holders of record (with their holdings) of shares of the Trust (preferred and common) and shall designate those holders which the officer acting shall have reason to believe are not also the beneficial owners of the holdings of record in their respective names;

(b) Review the list with counsel and impose such restrictions on transfer of shares as counsel shall advise should be imposed to prevent disqualification of the Trust as a Real Estate Investment Trust under Section 856 et seq. of the Internal Revenue Code.

Section 6.  Restrictions on Issuance and Transfer of Securities.

(a)           (1)           For the purposes of this Section 6, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Charitable Trust as determined pursuant to subparagraph (b)(5) of this Section 6.

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the By-Laws of the Trust.

“Capital Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock, Excess Stock or Preferred Stock, if any.

“Charitable Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Section 6.

“Charitable Trustee” shall mean the Trust, acting as trustee for the Charitable Trust, or any successor trustee appointed by the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock or Preferred Stock.

“Market Price” on any date shall mean, with respect to the Common Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date.  The market price for each such trading day shall be determined as follows:  (A) if the Common Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Ownership Limit” shall mean 9.8% of the value of the outstanding Equity Stock of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such transfer had been valid under subparagraph (a)(2) of this Section 6.

“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(2)           (A) Except as provided in subparagraph (a)(9) of this Section 6, from the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) except as provided in subparagraph (a)(9) of this Section 6, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) except as provided in subparagraph (a)(9) of this Section 6, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) from the date hereof and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(3)           (A) If, notwithstanding the other provisions contained in this Section 6, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Section 6, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock.  Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.

(4)           If the Board of Trustees or its designees at any time determine in good faith that a transfer has taken place in violation of subparagraph (a)(2) of this Section 6 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph (a)(2) of this Section 6, the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Section 6 shall be void ab initio and automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(5)           Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph (a)(2) of this Section 6, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Section 6, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer on the Trust’s status as a REIT.

(6)           From the date hereof and prior to the Restriction Termination Date:  (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is fewer than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.  Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit; and (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(7)           Nothing contained in this Section 6 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(8)           In the case of an ambiguity in the application of any of the provisions of paragraph (a) of this Section 6, including any definition contained in subparagraph (a)(1), the Board of Trustees shall have the power to determine the application of the provisions of this paragraph (a) with respect to any situation based on the facts known to it.

(9)           The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, in each case provided that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) of this Section 6 will not be violated, may exempt a Person from the Ownership Limit.

(b)           (1)           Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Section 6, such Excess Stock shall be deemed to have been transferred to the Trust, as Charitable Trustee of a Charitable Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (b)(5) of this Section 6.  Shares of Excess Stock so held in trust shall be issued and outstanding shares of the Trust.  The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (b)(5) of this Section 6.  The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5) of this Section 6.

(2)           Excess Stock shall not be entitled to any dividends.  Any dividend or distribution paid prior to the discovery by the Trust that the shares of Equity Stock have been converted for Excess Stock shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.

(3)           Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees of the Trust pursuant to Article SIXTH of these By-laws, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Trust available for distribution to its shareholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding.  The Trust, as holder of the Excess Stock in trust or, if the Trust has been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Charitable Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.

(4)           The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as may be required by the Laws of the State of Ohio applicable to the Trust).

(5)           (A)           Excess Stock shall not be transferable.  The Purported Record Transferee may freely designate a Beneficiary of its interest in the Charitable Trust (representing the number of shares of Excess Stock held by the Charitable Trust attributable to a purported transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Charitable Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock.  Upon such transfer of an interest in the Charitable Trust, the corresponding shares of Excess Stock in the Charitable Trust shall be automatically converted for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Charitable Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary.  Prior to any transfer of any interest in the Charitable Trust, the Purported Record Transferee must give advance notice to the Trust of the intended transfer, and the Trust must have waived in writing its purchase rights under subparagraph (b)(6) of this Section 6; (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Charitable Trust that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Section 6, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Charitable Trust to pay, such excess to the Trust.

(6)           Shares of Excess Stock shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  Subject to the satisfaction of any applicable requirements of Ohio law, the Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Stock and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Trust does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Section 6.

(c)           Nothing contained in this Section 6 or in any other provision of these By-laws shall limit the authority of the Board of Trustees to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(d)           If any of the foregoing restrictions on transfer of Excess Stock is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Trustees, to have acted as an agent of the Trust in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Trust.

(e)           Nothing in this Section 6 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.

(f)           The Ownership Limit shall not apply to FUR Investors, LLC and its manager (collectively, the “FUR Persons”) so long as (i) the FUR Persons do not own more than 33% of either the total outstanding Shares or the total outstanding shares of any class of preferred shares (in either case, without giving effect to the convertibility of any preferred shares owned by Exempt Persons), and (ii) no one individual owns, directly or constructively pursuant to the application of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3)(A) of the Internal Revenue Code (“Code Ownership”), more than 35% of the equity interests in FUR Investors, LLC and no two individuals have Code Ownership of more than 50% of the equity interests in FUR Investors, LLC.